Exhibit 99

                    Carpenter Technology Elects Dr.
               Jeffrey Wadsworth to Board Of Directors

    WYOMISSING, Pa.--(BUSINESS WIRE)--Jan. 11, 2006--Carpenter Technology Corporation (NYSE:CRS) announced today that Dr. Jeffrey Wadsworth, Director of the Oak Ridge National Laboratory, and CEO and president of UT-Battelle LLC, the operating contractor for the Laboratory, has been elected to the engineered materials company's Board of Directors. Dr. Wadsworth will serve on the Board's corporate governance and human resources committees.
    Wadsworth, 55, is also senior vice president for U.S. Department of Energy Science Programs at Battelle, a global science and technology enterprise headquartered in Columbus, Ohio.
    Previously, he was director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office for the newly formed U.S. Department of Homeland Security.
    From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California; from 1995 he was deputy director for Science and Technology.
    Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division.
    He was elected to the National Academy of Engineering in 2005, and has been elected Fellow of several technical societies.
    Dr. Wadsworth holds a bachelor's degree in metallurgy, Ph.D., D.Met and D.Eng. degrees from Sheffield University, England. He holds adjunct consulting and honorary professorships from various universities in the U.S. and China, and has been the recipient of numerous technical awards and prizes. He has published extensively in scientific literature.

    Carpenter Technology, based in Wyomissing, Pa., is a leading manufacturer and distributor of specialty alloys and various engineered products. More information about Carpenter Technology is available at www.cartech.com.



    CONTACT: Carpenter Technology Corporation, Wyomissing
             Jaime Vasquez, 610-208-2615
             Jvasquez@cartech.com